SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 28, 2003

XEROX CORPORATION

(Exact name of registrant as specified in its charter)

New York	1-4471	16-0468020
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 Long Ridge Road

P. O. Box 1600

Stamford, Connecticut 06904-1600

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (203) 968-3000

Not Applicable

(Former name or former address, if changed since last report)

Item 12. Results of Operations and Financial Condition.

Registrant released its second-quarter 2003 earnings on July 28, 2003. The earnings release is attached as Exhibit A to this report.

The information contained in this report and Exhibit A to this report shall not be deemed “filed” with the Commission for purposes of Section 18 of the Exchange Act of 1934, as amended, or otherwise subject to the liability of that section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

XEROX CORPORATION

By:	/s/ MARTIN S. WAGNER
By: Martin S. Wagner Assistant Secretary

Date: July 29, 2003

EXHIBIT A

For additional Information contact:

Cynthia B. Johnston

Manager, Investor Relations

203-968-3489

Cindy.Johnston@usa.xerox.com

Fax 203-968-3944

XEROX REPORTS SECOND-QUARTER EARNINGS;

NEW DIGITAL PRODUCTS FUEL EQUIPMENT SALE GROWTH

“From significantly strengthening our balance sheet to driving revenue improvement in key businesses, Xerox is delivering on all fronts.”

•	Earnings per share of 9 cents includes 5-cent charge for 2002 credit facility fees
•	Equipment sale growth of 8 percent
•	Total revenue of $3.9 billion
•	Operating cash flow of $682 million
•	Worldwide cash balance of $2.3 billion; debt reduction of $2.5 billion

STAMFORD, Conn., July 28, 2003—Xerox Corporation (NYSE: XRX) reported today second-quarter earnings of 9 cents per share including a 5 cent previously announced charge for the remaining unamortized fees associated with its terminated 2002 credit facility. Excluding this non-cash charge, the company’s results exceeded expectations due to continued equipment sales improvements and disciplined cost management.

“Equipment sales growth is a leading indicator of the company’s strong presence in the marketplace and a driver for future post-sale revenue,” said Anne M. Mulcahy, Xerox chairman and chief executive officer. “That’s why Xerox has remained focused on building and refreshing its product line with competitive offerings in the growing digital and color markets. These investments are clearly paying off.”

Equipment sales grew 8 percent in the second quarter including a 7 percentage point currency benefit. Total revenue for the second quarter was $3.9 billion, a decline of 1 percent from the second quarter of 2002 including a 6 percentage point currency benefit. The decrease is primarily driven by declining post-sale revenue from both the company’s older light lens technology as well as moderating declines in its developing markets business. Xerox noted that improving trends in its developing markets operations continue, with DMO equipment sales growing 39 percent year over year.

“Total revenue from the company’s targeted growth areas – office digital, production digital and value-added services – grew 10 percent in the quarter and now represents about 70 percent of the company’s revenue,” added Mulcahy. “These results are directly aligned with our growth strategy. We’re transforming Xerox into the industry’s leading digital player with black-and-white and color digital systems that are integrated with a robust portfolio of services, delivering productivity improvements for our customers through lower cost, higher quality document management.”

As more businesses small to large recognize the advantages of adding color to their documents, Xerox continues to yield strong revenue results from its technology in the production color and office color markets. Total color revenue was up 19 percent in the second quarter largely due to the success of Xerox’s DocuColor series.

The company also said that second-quarter equipment installation rates grew in key growth markets, evidence of the strong momentum from the 26 new products launched in the past 18 months. For example, production color installs grew 7 percent in the second quarter led by increased demand for the Xerox DocuColor 6060 Digital Color Press.

In the office, color multifunction installs increased 64 percent and black-and-white multifunction grew 8 percent primarily driven by sales of the Xerox Document Centre 500 Series announced last year. The company is also seeing the initial benefits from its new and enhanced office products launched in the second quarter. The new suite of CopyCentre, WorkCentre, and WorkCentre Pro offerings has speeds ranging from 16 to 90 pages per minute and prices starting as low as $899, reflecting the most competitive pricing for the office in Xerox’s history.

Gross margins of 42.4 percent continue to reflect operational efficiencies. Selling, administrative and general costs declined 2 percent including an adverse impact from currency of 4 percentage points.

Xerox reported second-quarter operating cash flow of $682 million and its worldwide cash position was $2.3 billion as of June 30. Debt decreased $2.5 billion in the quarter due to the company’s successful completion last month of its $3.6 billion recapitalization plan. The recapitalization included $1.34 billion of new equity, $1.25 billion of senior unsecured notes, and a new $1 billion credit facility.

“From significantly strengthening our balance sheet to driving revenue improvement in key businesses, Xerox is delivering on all fronts,” said Mulcahy. “Despite economic uncertainty, we are well positioned to compete aggressively and continue strengthening our business through improved year-over-year equipment sale trends and increased revenue in important growth markets, yielding strong results for the full year.”

-XXX-

For additional information about The Document Company Xerox, please visit our Worldwide Web site at www.xerox.com/investor.

This release contains forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in the company’s Form 10-Q for the quarter ended March 31, 2003, as filed with the SEC.

XEROX®, The Document Company® and the digital X® are trademarks of XEROX CORPORATION.

Xerox Corporation

Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
(in millions, except per share data)	2003	2002	% Change	2003	2002	% Change
Revenues
Sales	$1,696	$1,662	2%	$3,285	$3,245	1%
Service, outsourcing and rentals	1,970	2,040	(3%)	3,887	4,051	(4%)
Finance income	254	250	2%	505	514	(2%)

Total Revenues	3,920	3,952	(1%)	7,677	7,810	(2%)

Costs and Expenses
Cost of sales	1,069	1,017	5%	2,070	2,038	2%
Cost of service, outsourcing and rentals	1,096	1,154	(5%)	2,185	2,317	(6%)
Equipment financing interest	93	101	(8%)	185	193	(4%)
Research and development expenses	225	240	(6%)	461	470	(2%)
Selling, administrative and general expenses	1,089	1,110	(2%)	2,109	2,279	(7%)
Restructuring and asset impairment charges	37	53	(30%)	45	199	(77%)
Provision for litigation	—	—	*	300	—	*
Gain on affiliate’s sale of stock	(1)	—	*	(1)	—	*
Other expenses, net	166	116	43%	287	214	34%

Total Costs and Expenses	3,774	3,791	(0%)	7,641	7,710	(1%)

Income before Income Taxes, Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle **	146	161	(9%)	36	100	(64%)
Income taxes	53	64	(17%)	—	41	*

Income before Equity Income, Minorities’ Interests and Cumulative Effect of Change in Accounting Principle	93	97	(4%)	36	59	(39%)
Equity in net income of unconsolidated affiliates	16	15	7%	30	26	15%
Minorities’ interests in earnings of subsidiaries	(23)	(25)	8%	(45)	(49)	8%

Income before Cumulative Effect of Change in Accounting Principle	86	87	(1%)	21	36	(42%)
Cumulative effect of change in accounting principle	—	—	*	—	(63)	*

Net Income (Loss)	$86	$87	(1%)	$21	$(27)	178%
Less: Preferred stock dividends, net	(11)	—	*	(21)	—	*

Income (Loss) Available to Common Shareholders	$75	$87	(14%)	$—	$(27)	*

Basic Earnings (Loss) per share:
Income before Cumulative Effect of Change in Accounting Principle	$0.10	$0.12	(17%)	$0.00	$0.05	*
Cumulative effect of change in accounting principle	—	—	*	—	(0.09)	*

Net Income (Loss) Per Share	$0.10	$0.12	(17%)	$0.00	$(0.04)	*

Diluted Earnings (Loss) per share:
Income before Cumulative Effect of Change in Accounting Principle	$0.09	$0.11	(18%)	$0.00	$0.05	*
Cumulative effect of change in accounting principle	—	—	*	—	(0.09)	*

Net Income (Loss) Per Share	$0.09	$0.11	(18%)	$0.00	$(0.04)	*

Note: Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

*	Percent not meaningful

**	Referred to as “pre-tax income” throughout the remainder of this document

Xerox Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	June 30, 2003	December 31, 2002
Assets
Cash and cash equivalents	$2,279	$2,887
Accounts receivable, net	2,149	2,072
Billed portion of finance receivables, net	491	564
Finance receivables, net	2,993	3,088
Inventories	1,232	1,231
Other current assets	1,297	1,186

Total Current Assets	10,441	11,028
Finance receivables due after one year, net	5,265	5,353
Equipment on operating leases, net	391	450
Land, buildings and equipment, net	1,771	1,757
Investments in affiliates, at equity	548	628
Intangible assets, net	342	360
Goodwill	1,609	1,564
Deferred tax assets, long-term	1,610	1,592
Other long-term assets	2,572	2,726

Total Assets	$24,549	$25,458

Liabilities and Equity
Short-term debt and current portion of long-term debt	$3,870	$4,377
Accounts payable	767	839
Accrued compensation and benefits costs	428	481
Unearned income	243	257
Other current liabilities	1,502	1,833

Total Current Liabilities	6,810	7,787
Long-term debt	7,928	9,794
Pension liabilities	1,723	1,307
Post-retirement medical benefits	1,265	1,251
Other long-term liabilities	1,162	1,144

Total Liabilities	18,888	21,283
Minorities’ interests in equity of subsidiaries	71	73
Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company	1,716	1,701
Preferred stock	521	550
Deferred ESOP benefits	(42)	(42)
Mandatory convertible preferred stock	889	—
Common stock, including additional paid in capital	3,229	2,739
Retained earnings	1,025	1,025
Accumulated other comprehensive loss	(1,748)	(1,871)

Total Liabilities and Equity	$24,549	$25,458

Shares of common stock issued and outstanding were (in thousands) 789,665 and 738,273 at June 30, 2003 and December 31, 2002 respectively.

4

Xerox Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2003	2002	2003	2002
Cash Flows from Operating Activities
Net income (Loss)	$86	$87	$21	$(27)
Adjustments required to reconcile net income (loss) to cash flows from operating activities:
Provision for litigation	—	—	300	—
Depreciation and amortization	189	240	388	559
Impairment of goodwill	—	—	—	63
Provisions for receivables and inventory	98	108	173	257
Restructuring and asset impairment charges	37	53	45	199
Loss on early extinguishment of debt	73	—	73	—
Loss (gains) on sales of businesses and assets, net	6	13	8	(6)
Cash payments for restructurings	(73)	(61)	(253)	(183)
Undistributed equity in income of affiliated companies	(7)	(15)	(20)	(26)
Decrease (increase) in inventories	17	24	17	81
Increase in on-lease equipment	(36)	(55)	(72)	(91)
Decrease in finance receivables	162	352	345	468
Decrease (increase) in accounts receivable and billed portion of finance receivables	100	(101)	75	(102)
Increase (decrease) in accounts payable and accrued compensation and benefit costs	89	62	(44)	130
Net change in all income tax assets and liabilities	(35)	72	(113)	(325)
Decrease in other current and long-term liabilities	(45)	(53)	(106)	(143)
Other, net	21	(102)	4	(87)

Net cash provided by operating activities	682	624	841	767

Cash Flows from Investing Activities
Cost of additions to land, buildings and equipment	(44)	(45)	(79)	(71)
Proceeds from sales of land, buildings and equipment	3	1	4	4
Cost of additions to internal use software	(14)	(3)	(24)	(14)
Proceeds from divestitures, net	26	228	29	273
Net change in escrow and other restricted investments	19	(75)	(34)	(153)

Net cash (used in) provided by investing activities	(10)	106	(104)	39

Cash Flows from Financing Activities
Cash proceeds from new secured financings	329	667	1,142	1,178
Debt payments on secured financings	(516)	(407)	(975)	(805)
Other cash changes in debt, net	(2,598)	(3,911)	(2,856)	(3,322)
Proceeds from issuance of mandatory convertible preferred securities, net of issuance costs	889	—	889	—
Proceeds from sales of common stock, net of issuance costs	457	2	460	4
Dividends on preferred stock	(11)	—	(22)	—
Dividends to minority shareholders	(1)	—	(1)	—

Net Cash Used In Financing Activities	(1,451)	(3,649)	(1,363)	(2,945)

Effect of exchange rate changes on cash and cash equivalents	23	63	18	40

Decrease in cash and cash equivalents	(756)	(2,856)	(608)	(2,099)
Cash and cash equivalents at beginning of period	3,035	4,747	2,887	3,990

Cash and cash equivalents at end of period	$2,279	$1,891	$2,279	$1,891

Note: Certain reclassifications of prior year amounts have been made to conform to the current year presentation.

Xerox Corporation

Segment Revenues and Operating Profit

	Three Months Ended June 30,
(in millions, except margins)	2003	2002	Change
Revenues
Production*	$1,116	$1,113	0%
Office*	1,938	1,866	4%
Developing Markets (DMO)	410	462	(11%)
Other**	456	511	(11%)

Total Revenues	$3,920	$3,952	(1%)

Memo: Color	$814	$686	19%

Operating Profit
Production*	$113	$97	$16
Office*	160	152	8
DMO	48	14	34
Other**	(122)	(33)	(89)

Total Operating Profit	$199	$230	$(31)

Operating Margin
Production*	10.1%	8.7%	1.4	pts
Office*	8.3%	8.1%	0.2	pts
DMO	11.7%	3.0%	8.7	pts
Other**	(26.8%)	(6.5%)	(20.3	) pts

Total Operating Margin	5.1%	5.8%	(0.7	) pts

Reconciliation to pre-tax income
Segment Operating Profit	$199	$230
Reconciling items:
Restructuring and asset impairment charges	(37)	(53)
Restructuring related inventory charge	—	(1)
Allocated item:
Equity in net income of unconsolidated affiliates	(16)	(15)

Pre-tax income	$146	$161

*	In 2003 we reclassified our mid-range color products (11-40 ppm) from the Production segment to the Office segment. As a result, 2002 revenue of $1,093 million was reclassified from the Production to the Office segment. The quarterly impact is as follows: Q1 02—$237 million, Q2 02—$259 million, Q3 02—$259 million, Q4 02—$338 million. Operating profit was reclassified for this change as well as for certain changes in corporate and other expense allocations. The second quarter 2002 impact is to increase / (decrease) segment operating profit as follows: Production—($29) million; Office—$14 million; DMO—$7 million; Other—$8 million. The full year impact is to increase / (decrease) 2002 segment operating profit as follows: Production—($175) million; Office—$123 million; DMO—$29 million; Other—$23 million.

**	Small Office / Home Office (SOHO) is now reported in Other as it no longer meets the thresholds for separate reporting.

Production:	Monochrome 91+ pages per minute (ppm), Color 41+ ppm; North America & Europe
Office:	Monochrome up to 90 ppm; Color up to 40 ppm; North America & Europe
DMO:	Operations in Latin America, the Middle East, India, Eurasia, Russia and Africa
Other:	Paper, SOHO, Xerox Engineering Systems (XES), Xerox Technology Enterprises (XTE), consulting, equity income and non-allocated corporate items

Financial Review

Summary

	Three Months Ended June 30,
(in millions)	2003	2002	Change
Equipment sales	$1,023	$948	8%
Post sale and other revenue	2,643	2,754	(4%)
Finance income	254	250	2%

Total Revenues	$3,920	$3,952	(1%)

Reconciliation to Condensed Consolidated Statements of Income
Sales	$1,696	$1,662
Less: Supplies, paper and other sales	(673)	(714)

Equipment Sales	$1,023	$948

Service, outsourcing and rentals	$1,970	$2,040
Add: Supplies, paper and other sales	673	714

Post sale and other revenue	$2,643	$2,754

Total second quarter 2003 revenues of $3.9 billion declined 1 percent from $4.0 billion in the 2002 second quarter including a 6-percentage point benefit from currency. Despite continued economic weakness, equipment sales grew 8 percent including a 7-percentage point benefit from currency. Equipment sales growth primarily reflects the success of our color multifunction products, growth in DMO and growth in digital production. Post sale and other revenue declined 4 percent due to declines in older technology light lens, DMO and Small Office / Home Office (SOHO) revenue, which were only partially offset by a 5-percentage point benefit from currency. These declines reflect the reduction in the number of these machines at customer locations and related page volume declines. Finance income grew 2 percent, including a 5-percentage point benefit from currency. Finance income continues to reflect reduced equipment sales from prior quarters as well as the 2002 sale of our financing business in Italy.

	Three Months Ended June 30,
	2003	2002	Change
Net income (in millions)	$86	$87	$(1)
Diluted earnings per share	$0.09	$0.11	$(0.02)

The second quarter 2003 net income of $86 million or $0.09 cents per diluted share included a $45 million after-tax loss ($73 million pre-tax) on the early extinguishment of debt related to the write-off of the remaining unamortized fees associated with the terminated 2002 Credit Facility as well as after-tax restructuring charges of $23 million ($37 million pre-tax). Our underlying financial results reflect the effective implementation of previous expense actions, which have reduced selling, administrative and general (SAG) expenses. The second quarter 2002 net income of $87 million or $0.11 cents per diluted share, included after-tax restructuring charges of $41 million ($53 million pre-tax). Second quarter 2003 net income included gains from remeasurement of foreign currency balances which were hedged with option contracts while second quarter 2002 net income included losses from unhedged currency positions. Such amounts are included as a component of Other expenses, net in the

Condensed Consolidated Statements of Income. The weighted average common shares outstanding on a diluted basis during the second quarters of 2003 and 2002 were 808 million and 913 million, respectively.

Operations Review

Revenues for the three months ended June 30, 2003 and 2002 were as follows:

(in millions)	Production	Office	DMO	Other	Total
2003
Equipment Sales	$289	$594	$100	$40	$1,023
Post Sale and Other	730	1,193	308	412	2,643
Finance Income	97	151	2	4	254

Total Revenue	$1,116	$1,938	$410	$456	$3,920

2002
Equipment Sales	$260	$561	$72	$55	$948
Post Sale and Other	755	1,156	387	456	2,754
Finance Income	98	149	3	—	250

Total Revenue	$1,113	$1,866	$462	$511	$3,952

Equipment sales of $1,023 million in the second quarter 2003 increased 8 percent from $948 million in the second quarter 2002, reflecting the success of numerous recent product launches and a 7-percentage point benefit from currency. In the second quarter 2003, approximately 50 percent of equipment sales revenue was generated from products launched in the previous two years.

Production: 2003 second quarter equipment sales grew 11 percent from the second quarter 2002 as improved mix and favorable currency more than offset modest installation declines and price declines of just over 5 percent. Strong color-equipment sales growth reflected the combination of modest installation increases and very favorable mix due to sales of the DocuColor 6060 and DocuColor iGen3, which were only partially offset by price declines. Production monochrome installations declined in the low single digits as declines in production printing and older technology light lens products more than offset digital light production growth driven by the Xerox 1010. The Xerox 1010, our 101 page per minute digital device and first digital light production device was introduced in November 2002.

Office: 2003 second quarter equipment sales increased 6 percent from the second quarter 2002 reflecting installation growth and favorable currency, which were only partially offset by low double-digit price declines and unfavorable mix. Volume growth was led by multi-function color, which grew just over 60 percent reflecting the success of the DocuColor 1632, 2240, and recently launched 3535. Monochrome digital products also delivered strong growth reflecting the success of the Document Centre 500 series as well as the initial impact of the expanded product line, which is competitively priced and includes upgradeable digital copiers, basic multifunction products (MFPs) that print and copy, and advanced MFPs that print, copy, fax and scan.

DMO: Equipment sales in the second quarter 2003 grew 39 percent from the 2002 second quarter reflecting volume growth of over 60 percent.

Post sale and other revenues of $2,643 million declined 4 percent from $2,754 million in the second quarter 2002, including a 5-percentage point benefit from currency. These declines reflect lower equipment installations in previous quarters, as post sale revenue is largely a function of the equipment placed at customer locations and the volume of prints and copies that our customers make on that equipment as well as associated services. Second quarter 2003 supplies, paper and other sales of $673 million (included within post sale and other revenue) declined 6 percent from 2002 as supplies and other declines were only partially offset by growth in paper. Supplies declines reflected a lower installed base of equipment and reduced sales in the SOHO business, which we exited in 2001. Service, outsourcing and rental revenue of $1,970 million declined 3 percent from the 2002 second quarter as declines in rental, outsourcing and other, particularly in DMO, were only partially offset by growth in service revenue due to currency.

Production: 2003 second quarter post sale and other revenue declined by 3 percent as favorable currency and improved mix, driven largely by an increased volume of color pages, was more than offset by double-digit older technology light lens equipment page volume declines.

Office: 2003 second quarter post sale and other revenue grew 3 percent as favorable currency impacts and strong page growth in digital products more than offset light lens page volume declines.

DMO: 2003 second quarter post sale and other revenue declined 20 percent due largely to a lower number of machines at customer locations, page volume declines and currency devaluation. Equipment populations in DMO are stabilizing and we therefore expect post sale declines will continue to moderate.

Other: 2003 second quarter post sale and other revenue declined 10 percent from the 2002 second quarter as declines in SOHO and XES more than offset the impact of favorable currency.

Key Ratios and Expenses

	Q2 2003	Q2 2002
Gross Margin
Sales	37.0%	38.8%
Service, outsourcing and rentals	44.4	43.4
Financing	63.4	59.6
Total	42.4	42.5
R&D % revenue	5.7	6.1
SAG % revenue	27.8	28.1

Second quarter 2003 total gross margin of 42.4 percent decreased 0.1 percentage point, from 42.5 percent in the second quarter 2002, including higher pension and other employee benefit expenses totaling $21 million. 2003 second quarter sales gross margin of 37.0 percent declined 1.8 percentage points from the second quarter 2002. The decline reflects the impact of planned lower prices on new products, competitive price pressure and the benefit expense increase, which was only partially offset by improved manufacturing productivity and spending reductions. Service, outsourcing and rentals margin improved one percentage point to 44.4 percent, primarily reflecting improved productivity. Second quarter 2003 finance income gross margin improved 3.8 percentage points year-over-year in line with declining market interest rates specific to our financing business.

Research and development (R&D) expense of $225 million, or 5.7 percent of revenue, in the 2003 second quarter was $15 million lower than the second quarter 2002, primarily due to reduced DocuColor iGen3 spending, partially offset by higher pension and other employee benefit expenses. We continue to invest in technological development, particularly in color, and believe that 2003 R&D spending is at an adequate level to remain technologically competitive. Xerox R&D remains strategically coordinated with that of Fuji Xerox.

Selling, administrative and general (SAG) expenses of $1,089 million in the 2003 second quarter declined $21 million from the 2002 second quarter. The decline included $51 million of adverse currency impacts. 2003 second quarter SAG expense reductions reflect the benefit from previous restructuring actions and the absence of professional fees associated with the 2001 restatement, partially offset by a $27 million increase in pension and other employee benefit expenses. Second quarter 2003 bad debt expense of $74 million was in line with recent trends, but $6 million higher than the second quarter 2002 due largely to currency impacts.

In the second quarter 2003, we recorded restructuring and asset impairment charges totaling $37 million ($23 million after taxes), primarily consisting of new severance actions and pension settlements related to previous employee restructuring actions. The remaining restructuring reserve balance at June 30, 2003 for all restructuring programs was $188 million, the majority of which will be spent during the balance of 2003.

Worldwide employment of 63,900 declined by 800 from the 2003 first quarter, including reductions due to our restructuring programs and other attrition.

Other expenses, net for the three months ended June 30, 2003 and 2002 were as follows:

(in millions)	2003	2002
Non-financing interest expense	$112	$69
Currency (gains) losses, net	(21)	33
Amortization of intangible assets	9	9
Loss on sales of businesses and assets	6	12
Interest income	(12)	(22)
Loss on early extinguishment of debt	73	—
All other, net	(1)	15

Total	$166	$116

Second quarter 2003 non-financing interest expense was $43 million higher than the 2002 second quarter reflecting the higher variable interest rate associated with the 2002 Credit Facility, the related amortization of debt issuance costs and mark-to-market losses on our interest rate swaps of $3 million compared to gains of $13 million in the second quarter 2002. These increases were partially offset by savings related to lower average debt balances compared to the 2002 second quarter. We expect non-financing interest expense to be lower in future periods due to more favorable interest rates and lower borrowings associated with the recapitalization, which became effective on June 25, 2003.

In the second quarter 2003, exchange gains of $21 million were due largely to strengthening of the Brazilian Real and the Euro against the U.S. dollar. These gains compared to $33 million of unhedged exchange losses, primarily in Brazil and other DMO countries, in the second quarter 2002.

The second quarter 2003 loss on sales of businesses and assets related primarily to the sale of XES subsidiaries in France and Germany, which was partially offset by a gain on the sale of our investment in Xerox South Africa. The 2002 second quarter loss primarily related to the sale of our Italian leasing subsidiary.

Lower invested cash balances and lower average interest rates in the second quarter 2003 resulted in a reduction in interest income as compared to the second quarter 2002.

The second quarter 2003 loss on early extinguishment of debt reflects the write-off of the remaining unamortized fees associated with the 2002 Credit Facility, which was repaid in June 2003 upon completion of the 2003 recapitalization plan.

In the second quarter 2003 we recorded income tax expense of $53 million compared to $64 million in the second quarter 2002. The effective tax rate for the second quarter 2003 and 2002 was 36.3 percent and 39.8 percent, respectively.

Our effective tax rate will change based on nonrecurring events (such as restructuring initiatives) as well as recurring factors including the geographical mix of income before taxes and the related tax rates in those jurisdictions. We anticipate that our full year 2003 effective tax rate will approximate 40 percent.

Equity in net income of unconsolidated affiliates consists of our 25 percent share of Fuji Xerox income as well as income from other smaller equity investments.

Minorities’ interests in earnings of subsidiaries was $23 million and $25 million in the second quarters of 2003 and 2002 respectively. These amounts primarily represent the distributions, net of tax, on our mandatorily redeemable preferred securities.

Capital Resources and Liquidity

Cash Flow Analysis

The following table summarizes our cash flows for the three months ended June 30, 2003 and 2002 as reported in our Condensed Consolidated Statements of Cash Flows:

	Three Months Ended June 30,
(in millions)	2003	2002
Operating Cash Flows	$682	$624
Investing Cash (Usage) Flows	(10)	106
Financing Cash Usage	(1,451)	(3,649)
Effect of exchange rate changes	23	63

Decrease in cash and cash equivalents	(756)	(2,856)
Cash and cash equivalents at beginning of period	3,035	4,747

Cash and cash equivalents at end of period	$2,279	$1,891

Second quarter 2003 cash flows from operating activities were $682 million and reflect pre-tax income of $146 million and the following non-cash items: depreciation and amortization of $189 million, provisions for receivables and inventory of $98 million, the loss on early extinguishment of debt of $73 million, restructuring provisions of $37 million and other non-cash items of $6 million. In addition, reductions in finance receivables and accounts receivables of $162 million and $100 million, respectively, contributed positively to our operating cash flow. The receivables reductions reflect the collection of receivables from prior years’ sales without offsetting receivables increases due to lower revenues in previous quarters and our transition to third party vendor financing arrangements in Italy, Brazil, Mexico and the Nordic countries. These cash flows were partially offset by $84 million of tax payments and $73 million of restructuring payments. The 2003 second quarter operating cash flow improved by $58 million over the 2002 second quarter, primarily due to working capital improvements, partially offset by higher cash tax payments.

Cash flows from investing activities for the three months ended June 30, 2003 primarily consisted of capital and internal use software spending partially offset by proceeds from the sale of non-core businesses and decreases in restricted cash. The 2002 second quarter included proceeds of $228 million from the sales of our Italian leasing business and certain manufacturing locations to Flextronics, partially offset by cash outflows related to restricted investments.

Cash flows from financing activities for the three months ended June 30, 2003 included net payments on secured borrowings with GE and other vendor financing partners of $187 million. In addition, in April 2003 the holders of our Convertible Subordinated Debentures due 2018 exercised their put option, resulting in debt payments of $560 million. Other scheduled debt payments of $431 million were also made in the quarter. On June 25, 2003, we completed a $3.6 billion recapitalization that included public offerings of common stock, 3-year mandatory convertible preferred stock and 7-year and 10-year senior unsecured notes as well as a new $1 billion credit facility (the “2003 Credit Facility”). Net proceeds from the recapitalization were as follows: common stock offering—$451 million, convertible preferred offering—$889 million and unsecured notes offering—$1,218 million. The 2003 Credit Facility consists of a $700 million revolving facility and a $300 million term loan, both maturing in September 2008. The company does not currently intend to draw the revolver on an ongoing basis. Net proceeds from the term loan were $271 million. Xerox used the aggregate net proceeds from the recapitalization as well as a portion of its current cash balance to repay and terminate, effective June 25, 2003, the $3,096 million outstanding under the terminated 2002 Credit Facility. In summary, the cash changes in debt, net, corresponding to our Condensed Consolidated Statement of Cash Flows for the three months ended June 30, 2003 were as follows:

Payments
Convertible debentures	$(560)
Scheduled debt payments	(431)
2002 Credit Facility	(3,096)

$(4,087)

Borrowings
2010/2013 Senior Notes	$1,218
2003 Credit Facility	271

$1,489

Total	$(2,598)

Financing activities for the second quarter 2002 consisted of the $2.8 billion repayment under a previous credit facility, other payments of maturing debt and net proceeds from secured borrowing activity with GE and other vendor financing partners of $260 million.

During the second quarter 2003 we originated loans, secured by finance receivables, generating cash proceeds of $329 million and repaid loans, secured by finance receivables, of $516 million. The proportion of total finance receivables that are secured is 54 percent, consistent with the first quarter 2003. We expect to increase the proportion of our finance receivables that are securitized to approximately 60 percent by the end of the year. As of June 30, 2003, debt secured by finance receivables represented approximately 35 percent of total debt.

The following table compares finance receivables to financing-related debt as of June 30, 2003:

(in millions)	Finance Receivables	Debt (2)
Finance Receivables Encumbered by Loans(1) :
GE Loans—U.S. and Canada	$3,208	$2,935
Merrill Lynch Loan—France	514	443
U.S. Asset-backed notes	159	38
GE Loans—Germany	111	111

Subtotal—SPEs	3,992	3,527
GE Loans—U.K.	672	539
Other Europe	84	81

Total—Finance Receivable Securitizations	$4,748	$4,147

Unencumbered Finance Receivables	$4,001

Total Finance Receivables(3)	$8,749

(1)	Encumbered Finance receivables represent the net book value of finance receivables that secure each of the indicated loans.
(2)	Represents the debt secured by finance receivables, including transactions utilizing SPE’s.
(3)	Includes (i) Billed portion of finance receivables, net (ii) Finance receivables, net and (iii) Finance receivables due after one year, net as included in the condensed consolidated balance sheets as of June 30, 2003.

Debt

Our expected debt maturities for the remainder of 2003 and 2004 by quarter, and 2005, 2006, 2007 by year and thereafter are as follows:

(in millions)	2003	2004	2005	2006	2007	Thereafter
First Quarter	—	$853
Second Quarter	—	942
Third Quarter	$495	682
Fourth Quarter	1,580	1,316

Full Year	$2,075	$3,793	$2,270	$257	$293	$3,110

Of the debt maturities shown in the above table, the amount that relates to debt secured by finance receivables for the years 2003, 2004, 2005 and 2006 are as follows: $857 million, $1,746 million, $1,319 million, and $225 million, respectively.

Recent Events

Public Offering of French Securitization with Merrill Lynch

In December 2002, we received $362 million from Merrill Lynch secured by finance receivables in France through a warehouse financing facility. By June 30, 2003 the balance in this facility had increased to $443 million due to funding of new lease originations. In July 2003 this 364-day facility from Merrill Lynch was replaced with a long-term public secured financing. As a result of this public financing, we reclassified $267 million from Current portion of long-term debt to Long-term debt in our June 30, 2003 Condensed Consolidated Balance Sheet. In addition, a new warehouse financing facility has been established with Merrill Lynch. This facility can provide funding of up to 350 million Euros, outstanding at anytime, for new lease originations in France and may be securitized through a similar public offering within two years.

Adoption of SFAS 150

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity” (“SFAS 150”). This statement establishes standards for how certain financial instruments with characteristics of liabilities and equity are classified in the balance sheet. We were required to adopt SFAS 150 as of July 1, 2003. As a result of adopting SFAS 150, certain securities included within the balance sheet caption “Company-obligated, mandatorily redeemable preferred securities of subsidiary trusts holding solely subordinated debentures of the Company” which are currently classified between liabilities and equity in our Condensed Consolidated Balance Sheet, will be reclassified to a separate line item within liabilities. In addition, the distributions related to these instruments which are currently reported net of tax as a component of “Minorities’ interests in earnings of subsidiaries” in our Condensed Consolidated Statement of Income, will be prospectively accounted for as interest expense with the tax effects presented separately. As of July 1, 2003, the third quarter 2003 balance sheet reclassification was approximately $700 million. After-tax annual distributions and related accretion associated with these instruments are approximately $34 million ($55 million pre-tax).

S-4 Registration of 9.75 percent senior notes due in 2009

In January 2002, we completed an unregistered offering in the U.S. ($600 million) and Europe (225 million Euros) of 9.75 percent senior notes due in 2009. On July 25, 2003, we filed a pre-effective amendment to a previously filed registration statement on Form S-4 to exchange senior registered notes for these notes. This registration statement has not yet been declared effective. Once declared effective, the 0.50 percent interest premium currently paid on these notes will be terminated.

Forward-Looking Statements

This earnings release and financial review contain forward-looking statements and information relating to Xerox that are based on our beliefs as well as assumptions made by and information currently available to us. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Actual results could differ materially from those projected in such forward-looking statements. Information concerning certain factors that could cause actual results to differ materially is included in our First Quarter 2003 Form 10-Q filed with the SEC. We do not intend to update these forward-looking statements.